UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

ISQ Open Infrastructure Company LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56735	33-2876284
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Brickell Avenue, PH, Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

(786) 693-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 11, 2026, ISQ Open Infrastructure Company LLC – Series II, a registered series of ISQ Open Infrastructure Company LLC (the “Series LLC”), as the initial primary borrower (the “Borrower”), entered into a revolving credit agreement (the “Agreement”) pursuant to which the lenders thereunder agreed to provide revolving loans up to an aggregate initial principal amount of $60 million subject to customary conditions. The available capacity under the Agreement may be increased up to $180 million, subject to the satisfaction of certain conditions, including approval by the Administrative Agent (as defined below) and the increasing lenders, payment of fees and the satisfaction of certain other customary conditions, provided that the Borrower may not incur new loans if, after giving effect thereto, the loan to value ratio would exceed 22.5%. The Borrower must maintain a loan to value ratio of not more than 30% and a loan to value ratio above 25% may trigger a mandatory prepayment and cash sweep if not cured in the period specified in the Agreement, where “value” is determined by reference to, among others, the adjusted net asset values of the Eligible Investments (as defined in the Agreement), cash held in the bank account(s) pledged in favor of the Administrative Agent and the net value or obligations of the Borrower under certain non-speculative derivative contracts entered into in the ordinary course of business.

The parties to the Agreement include the Borrower, Sumitomo Mitsui Banking Corporation (“SMBC”), as administrative agent (in such capacity, the “Administrative Agent”), lead arranger (in such capacity, the “Lead Arranger”) and a lender, and certain other lenders as identified in the Agreement. The Agreement matures on June 9, 2028, subject to one extension option for an additional term not longer than 364 days that may be exercised upon the satisfaction of certain conditions, including approval by the Administrative Agent and the extending lenders, payment of fees and the satisfaction of certain other customary conditions, provided that the Borrower may not exercise such extension option if, after giving effect thereto, the loan to value ratio would exceed 22.5%.

Under the Agreement, borrowings denominated in U.S. dollars will bear interest, at the Borrower’s discretion, at a rate of the (i) one-month term Secured Overnight Financing Rate (“SOFR”) plus a spread of 3.00% per annum, (ii) daily simple SOFR plus a spread of 3.00% per annum, or (iii) Base Rate (as defined in the Agreement) plus a spread of 2.00%. Such rates may be increased by 1.50% per annum when an event of default, but no cash sweep event, is continuing and by 2.00% per annum when both an event of default and a cash sweep event are continuing.

The Agreement contains customary representations and warranties, events of default, cash sweep events, and affirmative and negative covenants. The Borrower’s obligations under the Agreement are non-recourse to ISQ Open Infrastructure Company – Series I, a registered series of the Series LLC, and secured by the Borrower’s distributions received from investments. Under the Agreement, the Borrower will bear customary expenses for a credit facility of this size and type, including fees payable under the applicable fee letters, unused commitment fees and certain fees and expenses of the Administrative Agent, the Lead Arranger and the lenders.

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of June 11, 2026, among ISQ Open Infrastructure Company LLC – Series II, as initial borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto and Sumitomo Mitsui Banking Corporation, as administrative agent and lead arranger.
104	Cover Page Interactive Data File, formatted in Inline XBRL.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISQ OPEN INFRASTRUCTURE COMPANY LLC

By:	/s/ Starr Frohlich
Name:	Starr Frohlich
Title:	Principal Financial Officer

Date: June 17, 2026

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